EXHIBIT NO. EX-99.a.6


                                 GAM FUNDS, INC.

                              ARTICLES OF AMENDMENT

          GAM Funds, Inc., a Maryland corporation (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The charter of the corporation is hereby amended by striking out Article NINTH of the Articles of Incorporation and inserting in lieu thereof the following:

                         NINTH:  (1) To the fullest  extent that  limitations on
                    the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the corporation shall have any liability to the corporation or its stockholders for damages. This limitation on liability applies to events occurring at the time a person serves as a director or officer of the corporation whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.

                              (2) The  corporation  shall  indemnify and advance
                    expenses to its currently acting and its former directors to the fullest extent that indemnification of directors is permitted by the Maryland General Corporation Law. The corporation shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law. The Board of Directors may by By-Law, resolution or agreement make further provisions for indemnification of directors, officers, employees and agents to the fullest extent permitted by the Maryland General Corporation Law.

                              (3) No provision of this Article shall be effective to protect or purport to protect any director or officer of the corporation against any liability to the corporation or its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office.

                              (4) References to the Maryland General Corporation
                    Law in this Article are to the law as from time to time amended. No further amendment to the Articles of Incorporation of the corporation shall affect any right of any person under this Article based on any event, omission or proceeding prior to such amendment.

          SECOND: The amendment to the charter of the corporation set forth above has been duly advised by the Board of Directors and duly approved by a vote of two-thirds of the shareholders of the corporation at a meeting held on July 25, 1988.

          THIRD: The charter of the corporation is hereby further amended by striking out Article FIFTH (1) and (2) of the Articles of Incorporation, which read as follows:

                         FIFTH:  (1) The total  number of shares of stock  which
                    the corporation has authority to issue is One Hundred Million (100,000,000), all of which are of a par value of One Thousandth of a Dollar ($.001) each, and are designated as Common Stock.

                              (2) The aggregate par value of all the  authorized
                    shares of Common Stock is One Hundred Thousand Dollars ($100,000);

                    and inserting in lieu thereof the following:

                         FIFTH:  (1) The total  number of shares of stock  which
                    the corporation has authority to issue is Two Hundred Million (200,000,000), all of which are of a par value of One Thousandth of a Dollar ($.001) each, and of which One Hundred Twenty-Five Million (125,000,000) are designated Common Stock, Twenty-Five Million (25,000,000) are designated GAM Global Fund Common Stock, Twenty-Five Million (25,000,000) are designated GAM Tokyo Fund Common Stock, and Twenty-Five Million (25,000,000) are designated GAM Pacific Basin Fund Common Stock.

                              (2) The aggregate par value of all the  authorized
                    shares of Common Stock is Two Hundred Thousand Dollars ($200,000).

          FOURTH: The amendment to the charter of the corporation set forth above has been duly advised by the Board of Directors and duly approved by vote of a majority of the shareholders of the corporation at a meeting held on May 12, 1997. This amendment has not altered in any way the rights and preferences (as described in Section 2-607(b)(2)(i) of the Maryland General Corporation Law) of the existing classes of stock.

          FIFTH: These Articles of Amendment shall become effective on the date that they are accepted for record by the State of Maryland.

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

          IN WITNESS WHEREOF, GAM Funds, Inc. has caused these Articles to be signed in its name and on its behalf by its President and attested by its Assistant Secretary on September 8, 1988.

                                                GAM FUNDS, INC.



                                                By: /s/ Gilbert de Botton
                                                    ----------------------------
                                                    Gilbert de Botton
                                                    President


Attest:


/s/ David Miller
----------------------------
    David Miller
    Assistant Secretary


          THE UNDERSIGNED, President of GAM FUNDS, INC., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.



                                                /s/ Gilbert de Botton
                                                --------------------------------
                                                       Gilbert de Botton
                                                       President


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